                                          AMERICAN CONSUMERS, INC.
                                         NET INCOME PER COMMON SHARE

                                                 EXHIBIT 11

                                                    THIRTEEN WEEKS ENDED          TWENTY-SIX WEEKS ENDED
                                               -----------------------------  ------------------------------
                                                November 29,   November 30,    November 29,    November 30,
                                                    2003           2002            2003            2002
                                               --------------  -------------  --------------  --------------
Net income (loss) for computing income (loss)
  per common share                             $     (28,715)  $      20,066  $     (43,000)  $      (9,765)
                                               ==============  =============  ==============  ==============



Weighted average number of common shares
  outstanding during each period                     815,618         817,657        815,406         819,384
                                               ==============  =============  ==============  ==============



Net income (loss) per common share             $      (0.035)  $       0.025  $      (0.053)  $      (0.012)
                                               ==============  =============  ==============  ==============



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